UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 16, 2017

(Exact name of registrant as specified in its charter)

New Jersey	I-3215	22-1024240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  732-524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01    Completion of Acquisition or Disposition of Assets.

As previously disclosed, on January 26, 2017, Johnson & Johnson, Cilag Holding AG, a Swiss corporation and wholly owned subsidiary of Johnson & Johnson (the “Bidder”), and Janssen Holding GmbH, a Swiss corporation and wholly owned subsidiary of Johnson & Johnson (the “Offeror”), entered into a Transaction Agreement (the “Transaction Agreement”) with Actelion Ltd, a Swiss corporation (“Actelion”). Concurrently with the execution of the Transaction Agreement, Johnson & Johnson, the Bidder and Actelion (and affiliates thereof, as applicable) entered into a Demerger Agreement (the “Demerger Agreement”) and certain other ancillary agreements.

Pursuant to the Transaction Agreement, the Offeror launched an all-cash tender offer in Switzerland to acquire all of the outstanding, publicly held shares, nominal value CHF 0.50 per share (the “Shares”), of Actelion for USD 280 per Share (the “Offer”). The Offer expired at 4:00 p.m., CEST, on Thursday, April 21, 2017, upon which Johnson & Johnson announced that 99,303,760 Shares were tendered into the Offer, representing approximately 92.51% of the Shares to which the Offer extended. Following the expiration of the Offer, the remaining conditions to the Offer were satisfied and, on Friday, June 16, 2017, the Offeror completed the settlement of the Offer. At settlement, the Offeror paid an aggregate consideration of USD 27,805,052,800 to holders of tendered Shares. The payment was funded by an affiliate of Johnson & Johnson from its available cash on hand.

Prior to the settlement of the Offer and pursuant to the Demerger Agreement, Actelion’s drug discovery operations and early-stage clinical development assets (and associated liabilities) were separated (the “Demerger”) into a newly-incorporated Swiss biopharmaceutical company, Idorsia Ltd (“Idorsia”). All of the shares of Idorsia were distributed to Actelion’s shareholders as a dividend in kind immediately prior to the settlement of the Offer and were listed on the SIX Swiss Exchange. Immediately following the Demerger, Idorsia had cash of CHF 1 billion, CHF 420 million of which was funded from cash on hand of Actelion and CHF 580 million of which was funded by an affiliate of Johnson & Johnson by way of a convertible note facility with a tenor of ten years. Following the initial conversion of the convertible note, which is expected to occur on June 19, 2017, the Bidder will hold 9.9% of the shares of Idorsia and, subject to certain limitations, will have the right to an additional 22.1% of Idorsia’s outstanding equity through the convertible note.

As a result of the Offer, the Offeror became the majority owner of Actelion. The Offeror intends to acquire the remaining untendered shares pursuant to a short-form merger or a squeeze-out procedure in accordance with Swiss law and takeover regulation.

The foregoing description of the Offer and the Transaction Agreement is qualified in its entirety by reference to the Transaction Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 1, 2017, and is incorporated herein by reference.

Johnson & Johnson issued a press release on June 16, 2017, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(b)	Pro forma financial information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(d)    Exhibits.

Exhibit No.        Description

99.1	Press Release announcing the settlement of the Offer and the consummation of the Demerger, dated as of June 16, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Johnson & Johnson
(Registrant)
Date: June 16, 2017	By:	/S/ Thomas J. Spellman III
Thomas J. Spellman III Assistant General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.                Description

99.1	Press Release announcing the settlement of the Offer and the consummation of the Demerger, dated as of June 16, 2017